UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                    FORM 3

                          OMB APROVAL
                          OMB NUMBER:  3235-0104
                          Expires: December 31, 2001
                          Estimated average burden
                          hours per response........0.5

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

   Morgan Stanley Dean Witter & Co.(1)
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     (Last)                         (First)                      (Middle)

   1221 Avenue of the Americas
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                                   (Street)

  New York                            NY                             10020
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     (City)                         (State)                           (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     05/10/00
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3.   IRS or Social Security Number of Reporting Person in an entity (voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Symix Systems, Inc. (SYMX)
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5.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                        x 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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6.   If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing (Check Applicable Line)

    Form filed by One Reporting Person
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  x  Form filed by More than One Reporting Person
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

             Table I -- Non-Derivative Securities Beneficially Owned


1.   Title of Security                            2. Amount of Securities     3. Ownership         4.   Nature of Indirect
     (Instr. 4)                                      Beneficially Owned          Form: Direct           Beneficial Ownership
                                                     (Instr. 4)                  (D) or Indirect        (Instr. 5)
                                                                                 (I)(Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).


                                                              Page 1 of 3 (Over)
                                                                 SEC 1473 (3-99)

FORM 3 (contniued)

           Table II -- Derivative Securities Beneficially Owned
      (e.g., puts, calls, warrants, options, convertible securities)



1.   Title of Derivative           2. Date Exercisable          3.   Title and Amount of     4. Conver-    5. Owner-    6. Nature
     Security (Instr. 4)              and Expiration                 Securities Underlying      sion or       ship         of In-
                                      Date (Month/Day/Year)          Derivative Security        Exercise      Form of      direct
                                      -------------------------      (Instr. 4)                 Price of      Deriv-       Bene-
                                      Date           Expira-       -------------------------    Derivative    ative        ficial
                                      Exer-          tion             Title           Amount    Security      Security:    Owner-
                                      cisable        Date                             or                      Direct       ship
                                                                                      Number                  (D) or      (Instr.
                                                                                      of                      Indirect     5)
                                                                                      Shares                  (I)
                                                                                                              (Instr.
                                                                                                              5)
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
Common Stock Warrants              immed.         5/10/55        Common Stock        320,212    $15.00        I(2)      Through
                                                                                                                        Partnerships

Series A Convertible               immed.         NA             Common Stock        800,532    $12.00(3)     I(2)      Through
Participating Preferred Stock                                                                                           Partnerships

Explanation of Responses:

(1) Please see attached Joint Filer Information.

(2) Except for Morgan Stanley Dean Witter Venture Partners IV, L.P., Morgan Stanley Dean Witter Venture Investors IV, L.P., Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P. (collectively, the "Funds") and Morgan Stanley Dean Witter Equity Funding, Inc. ("Equity Funding"), which hold the securities directly.

(3) The Series A Participating Preferred Stock (the "Preferred Stock") is initially convertible on a two-for-one basis into shares of Common Stock. The conversion ratio is subject to certain anti-dilution and duration adjustments.


  /s/ Thomas Clayton                  /s/ Stephanie Holmes          May 19, 2000
-------------------------------   -------------------------------   ------------
**Signature of Reporting Person   **Signature of Reporting Person       Date

By: Thomas Clayton, Vice          By: Stephanie Holmes, authorized
President of Equity Funding       signatory for Morgan Stanley Dean
                                  Witter & Co. and Assistant
                                  Secretary of MSDW Venture Partners
                                  IV, Inc. the corporate member of
                                  MSDW Venture Partners IV, L.L.C.,
                                  the general partner of the Funds.



**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                    Page 2 of 3
                                                                 SEC 1473 (3-99)

                            Joint Filer Information

Each of the following joint filers has designated Morgan Stanley Dean Witter & Co. ("MSDW") as the "Designated Filer" for purposes of Item 1 of the attached Form 3:

(1)     MSDW Venture Partners IV, Inc. ("MSVP Inc.")
        1585 Broadway
        New York, New York 10036

(2)     MSDW Venture Partners IV, L.L.C. ("MSVP LLC")
        1221 Avenue of the Americas
        New York, New York 10020

(3) Morgan Stanley Dean Witter Venture Partners IV, L.P. ("MSVP IV, L.P.") 1221 Avenue of the Americas
        New York, New York 10020

(4) Morgan Stanley Dean Witter Venture Investors IV, L.P. ("MSVI IV, L.P.") 1221 Avenue of the Americas
        New York, New York 10020

(5) Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P. ("MSVOI IV, L.P.")
        1221 Avenue of the Americas
        New York, New York 10020

(6) Morgan Stanley Dean Witter Equity Funding, Inc. ("Equity Funding") 1585 Broadway
        New York, New York 10036

Issuer & Ticker Symbol: Symix Systems, Inc. (SYMX)

Date of Event Requiring Statement: 5/10/00


Signature:         /s/ Stephanie Holmes
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          By: Stephanie Holmes, as authorized signatory for
          MSDW and Assistant Secretary of MSVP Inc.,
          the corporate Member of MSVP IV LLC,
          the General Partner of MSVP IV, L.P., MSVI IV, L.P. and MSVOI IV, L.P.


Signature:         /s/ Thomas Clayton
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          By: Thomas Clayton, as Vice President of Equity Funding

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